Exhibit 99.1

Manitex International, Inc. Reports 1st Quarter 2014 Results

Backlog Expansion and Production Increases Expected to Accelerate Growth

Throughout 2014

Bridgeview, IL, May 8th, 2014 — Manitex International, Inc. (Nasdaq: MNTX), a leading international provider of cranes and specialized material and container handling equipment, today announced first quarter 2014 results.

First Quarter 2014 Financial Highlights:

•	First Quarter Net revenues rose 5.1% to $62.6 million, from $59.6 million in the year ago period.

•	Consolidated backlog at March 31, 2014 increased 29.4% $100.0 million, from $77.3 million at December 31, 2013.

•	First Quarter Net income was $1.9 million, unchanged from the first quarter of 2013 with earnings per share of $0.14 compared to $0.16 per share due to $0.03 per share of expenses related to ConExpo and increased number of shares outstanding.

•	First Quarter EBITDA (1) of $4.7 million, or 7.5% of sales, increased 14.6% from $4.1 million and 6.9% of sales in the prior year’s period.

•	Subsequent to the end of the quarter, announced a second five year contract award from US Navy valued at $25.9 million ($38.9 million including options) for supply of specialized material handling units, with shipments anticipated commencing 2015. This is not reflected in the March 31 2014 backlog referenced above.

Chairman and Chief Executive Officer, David Langevin, commented, “Despite a more modest rate of growth at Manitex in the first quarter, which was a result of slowing orders in the back half of 2013, we posted favorable operating comparisons compared to last year’s same period. Importantly, as we previously announced in our year end release, we have seen a healthy acceleration in orders since the beginning of this year, with the backlog as of March 31, 2014 up almost 30% to $100 million, and production increases are currently in progress. The increase in backlog is being led by our Manitex cranes but also includes significant increases at a number of our other divisions. Our recent announcement of an additional military order at our Liftking subsidiary gives us visibility for this group through 2015.”

“As a result,” continued Mr. Langevin, “We are expecting significantly improved results for the second quarter and for the remainder of 2014, with higher sales, and gradual improvement in our gross margin, EBITDA and net income. More specifically, planned production increases should result in revenues in excess of $70 million in the second quarter with EBITDA margins recovering to more normalized historical levels. For the full year, and not taking into account any potential acquisitions, we would thus, expect our sales growth and profit growth to continue year over year at a more rapid pace than what we saw in the first quarter.”

First quarter 2014 revenues increased $3.0 million or 5.1% from the first quarter 2013 to $62.6 million. Excluding the benefit of $7.8 million from acquisitions, revenues decreased 8.1%, due to decreased material handling revenues while crane, container handling and equipment distribution revenues were flat year over year. Sales activity in the quarter reflected lower quarter 1 production schedules derived from the broad-based lower backlog with which we entered 2014. Towards the end of the quarter, levels of demand increased significantly, particularly for our higher tonnage crane products, and as a consequence our total backlog at March 31 2014 increased 29.4% to $100 million.

— more —

Net income for the quarter of $1.9 million was unchanged from the first quarter 2013. Compared to the first quarter of 2013, higher revenues of $3.0 million combined with a 130 basis point increase in gross profit percent generated an increase in gross profit of $1.4 million. The improvement in gross margin was derived from improvements in the industrial crane operations from improved production costs and a favorable impact from product mix from the acquired business revenues. Operating expenses increased $1.1 million, of which $0.7 million, (consequently, $0.03 in EPS) was related to participation at ConExpo, the top industrial trade show held once every three years, and the balance related to companies acquired since the first quarter of 2013. SG&A expenses, excluding the costs for ConExpo, were 10.6% of sales, compared to 10.4% for the first quarter of 2013, and remain controlled within management’s target range. The other factors influencing operating income were $0.2 million higher interest costs arising from working capital financing and $0.2 million of increased tax expense attributable to an increase in the effective tax rate to 32.5% from 26.4% for the first quarter of 2013. The principal factor accounting for the increase in the effective tax rate was the absence of R&D tax credits as such provision expired as of December 31 2013.

Andrew Rooke, Manitex International President and Chief Operating Officer, commented, “During the quarter we saw several positive aspects that set us up well for the balance of the year, including the 29% increase in backlog back to levels of a year ago. Also, we see improvement in the remainder of the year resulting from improved performance and high level of interest in our recent acquisitions, and the solid performance of both our Manitex crane and CVS container handling operations. Our gross margin of 18.5% was an improvement over the 2013 comparative period but was constrained by lower volumes in our material handling operations, which we anticipate will improve through the balance of the year. Our balance sheet remains in good shape, as reflected in our current ratio of 2.5, a net debt to capitalization ratio of 37.0%, and interest coverage ratio of 7.0 times. With 12 month trailing EBITDA of $22.1 million, our debt to EBITDA ratio improved from 2.5 times at December 31 2013 to 2.4 times at March 31 2014 and continues to provide us with financial flexibility in achieving our growth objectives.”

(1)	EBITDA and adjusted net income are non-GAAP (generally accepted accounting principles in the United States of America) financial measures. These measures may be different from non-GAAP financial measures used by other companies. We encourage investors to review the section below entitled “Non-GAAP Financial Measures.”

Conference Call:

Management will host a conference call at 4:30 p.m. Eastern Time today to discuss the results with the investment community. Anyone interested in participating should call 1-877-941-4776 if calling within the United States or 1-480-629-9714 if calling internationally. A replay will be available until May 15, 2014 which can be accessed by dialing 1-877-870-5176 if calling within the United States or 1-858-384-5517 if calling internationally. Please use passcode 4681487 to access the replay.

The call will also be accompanied by a webcast over the Internet with slides, which are also accessible at the Investor Relations section of the Company’s corporate website at www.manitexinternational.com.

About Manitex International, Inc.

Manitex International, Inc. designs, manufactures and markets a portfolio of highly engineered and customizable lifting, material and container handling equipment, spanning boom truck, telescopic, rough terrain and industrial cranes, reach stackers and associated container handling equipment, rough terrain forklifts, mobile liquid and solid containment solutions, and specialized trailers and mission oriented vehicles, including parts support. We have accumulated nearly a dozen brands since going public in 2006 and operate internationally through eight subsidiaries with design and manufacturing facilities in the USA, Canada and Italy.

Manitex Inc, in Georgetown, TX, manufactures a comprehensive line of boom truck and telescopic cranes and sign cranes , primarily used in industrial projects, energy exploration and infrastructure development, including roads, bridges, and commercial construction. Badger Equipment Company, in Winona, MN, manufactures specialized rough terrain and industrial cranes and primarily serves the needs of the construction, municipality, and railroad industries. Our Italian subsidiary, CVS Ferrari, srl, designs and manufactures a range of reach stackers and associated lifting equipment for the global container handling market. Our Manitex Liftking subsidiary is a provider of material handling equipment including the Noble straight-mast rough terrain forklift product line, Lowry high capacity cushion tired forklift as well as specialized carriers, heavy material handling transporters and steel mill equipment. Manitex Liftking’s rough terrain forklifts are used in commercial applications and by the world’s largest military and peace keeping organizations. Our subsidiary, Manitex Load King located in Elk Point, South Dakota is a manufacturer of specialized engineered trailers and hauling systems, typically used for transporting heavy equipment. Manitex Sabre based in Knox, Indiana, builds mobile specialized tanks for liquid storage and containment solutions for a variety of end markets such as petrochemical, waste management and oil and gas drilling. Manitex Valla located in Piacenza, Italy, manufactures a full range of mobile precision pick and carry cranes from 2 to 90 tons, using electric, diesel, and hybrid power options with configurable special applications designed specifically to meet the needs of its customers.

Our Crane and Machinery division is a Chicago based distributor of cranes including Terex truck and rough terrain cranes, PM knuckle boom cranes and our own Manitex International brands. Crane and Machinery provides aftermarket service in its local market as well as being a leading distributor of OEM crane parts, supplying parts to customers throughout the United States and internationally. The division also provides a wide range of used and refurbished lifting and construction equipment of various ages and conditions as well as operating a rental fleet of equipment to the Tri-state area.

Forward-Looking Statement

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995: This release contains statements that are forward-looking in nature which express the beliefs and expectations of management including statements regarding the Company’s expected results of operations or liquidity; statements concerning projections, predictions, expectations, estimates or forecasts as to our business, financial and operational results and future economic performance; and statements of management’s goals and objectives and other similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “will,” “should,” “could,” and similar expressions. Such statements are based on current plans, estimates and expectations and involve a number of known and unknown risks, uncertainties and other factors that could cause the Company’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. These factors and additional information are discussed in the Company’s filings with the Securities and Exchange Commission and statements in this release should be evaluated in light of these important factors. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Company Contact
Manitex International, Inc.	Hayden IR
David Langevin	Peter Seltzberg
Chairman and Chief Executive Officer	Investor Relations
(708) 237-2060	646-415-8972
djlangevin@manitexinternational.com	peter@haydenir.com

MANITEX INTERNATIONAL INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	March 31, 2014	December 31, 2013
	Unaudited	Unaudited
ASSETS
Current assets
Cash	$1,050	$6,091
Trade receivables (net)	43,282	38,170
Accounts receivable finance	272	326
Other receivables	2,089	1,541
Inventory (net)	74,895	72,734
Deferred tax asset	1,272	1,272
Prepaid expense and other	1,854	1,669

Total current assets	124,714	121,803

Total fixed assets (net)	10,706	11,143
Intangible assets (net)	23,360	24,036
Deferred tax asset	2,111	2,117
Goodwill	22,511	22,514
Other long-term assets	975	1,031

Total assets	$184,377	$182,644

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable—short term	$8,158	$6,910
Revolving credit facilities	1,834	2,707
Current portion of capital lease obligations	1,772	1,812
Accounts payable	27,885	24,974
Accounts payable related parties	419	789
Accrued expenses	6,902	8,808
Other current liabilities	2,573	1,930

Total current liabilities	49,543	47,930

Long-term liabilities
Revolving term credit facilities	35,994	37,306
Deferred tax liability	4,076	4,074
Notes payable	2,234	2,512
Capital lease obligations	2,676	2,984
Deferred gain on sale of building	1,553	1,648
Other long-term liabilities	1,204	1,199

Total long-term liabilities	47,737	49,723

Total liabilities	97,280	97,655

Commitments and contingencies
Shareholders’ equity
Preferred Stock—Authorized 150,000 shares, no shares issued or outstanding at March 31, 2014 and December 31, 2013	—	—
Common Stock—no par value 20,000,000 shares authorized, 13,822,169 and 13,801,277 shares issued and outstanding at March 31, 2014 and December 31, 2013, respectively	68,888	68,554
Paid in capital	1,370	1,191
Retained earnings	16,734	14,857
Accumulated other comprehensive income	105	389

Total shareholders’ equity	87,097	84,991

Total liabilities and shareholders’ equity	$184,377	$182,644

MANITEX INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except for share and per share data)

	Three Months Ended March 31,
	2014	2013
	Unaudited	Unaudited
Net revenues	$62,576	$59,566
Cost of sales	50,972	49,330

Gross profit	11,604	10,236
Operating expenses
Research and development costs	720	812
Selling, general and administrative expenses	7,273	6,167

Total operating expenses	7,993	6,979

Operating income	3,611	3,257
Other income (expense)
Interest expense	(805)	(593)
Foreign currency transaction loss	(11)	(63)
Other expense	(13)	(4)

Total other Income (expense)	(829)	(660)

Income before income taxes	2,782	2,597
Income tax	905	686

Net income	$1,877	$1,911

Earnings Per Share
Basic	$0.14	$0.16
Diluted	$0.14	$0.16
Weighted average common shares outstanding
Basic	13,807,312	12,275,759
Diluted	13,840,506	12,307,792

MANITEX INTERNATIONAL, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(In thousands)

	Three Months Ended March 31,
	2014	2013
	Unaudited	Unaudited
Cash flows from operating activities:
Net income	$1,877	$1,911
Adjustments to reconcile net income to cash used for operating activities:
Depreciation and amortization	1,111	864
Changes in allowances for doubtful accounts	(7)	(3)
Changes in inventory reserves	(99)	(60)
Deferred income taxes	1	1
Stock based compensation	513	371
Reserves for uncertain tax provisions	5	12
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(5,639)	(3,320)
(Increase) decrease in accounts receivable finance	53	73
(Increase) decrease in inventory	(2,747)	(1,933)
(Increase) decrease in prepaid expenses	(193)	(883)
(Increase) decrease in other assets	56	18
Increase (decrease) in accounts payable	2,614	1,478
Increase (decrease) in accrued expense	(1,888)	(1,079)
Increase (decrease) in other current liabilities	642	48
Increase (decrease) in other long-term liabilities	—	—

Net cash used for operating activities	(3,701)	(2,502)

Cash flows from investing activities:
Purchase of property and equipment	(126)	(422)

Net cash used for investing activities	(126)	(422)

Cash flows from financing activities:
(Payments) borrowing on revolving term credit facilities	(1,773)	1,651
Net borrowings on working capital facilities	780	1,397
New borrowings—notes payable	677	809
Note payments	(483)	(268)
Payments on capital lease obligations	(348)	(252)

Net cash (used) provided by financing activities	(1,147)	3,337

Net (decrease) increase in cash and cash equivalents	(4,974)	413
Effect of exchange rate change on cash	(67)	(182)
Cash and cash equivalents at the beginning of the year	6,091	1,889

Cash and cash equivalents at end of period	$1,050	$2,120

Supplemental Information

In an effort to provide investors with additional information regarding the Company’s results, Manitex International refers to various non-GAAP (U.S. generally accepted accounting principles) financial measures which management believes provides useful information to investors. These measures may not be comparable to similarly titled measures being disclosed by other companies. In addition, the Company believes that non-GAAP financial measures should be considered in addition to, and not in lieu of, GAAP financial measures. Manitex International believes that this information is useful to understanding its operating results and the ongoing performance of its underlying businesses. Management of Manitex International uses these non–GAAP financial measures to establish internal budgets and targets and to evaluate the Company’s financial performance against such budgets and targets.

The amounts described below are unaudited, are reported in thousands of U.S. dollars, and are as of or for the three month period ended March 31, 2014, unless otherwise indicated.

Non-GAAP Financial Measures

This press release includes the following non-GAAP financial measure: “EBITDA” (earnings before interest, tax, depreciation and amortization). This non-GAAP term, as defined by the Company, may not be comparable to similarly titled measures used by other companies. EBITDA is not a measure of financial performance under generally accepted accounting principles. Items excluded from EBITDA are significant components in understanding and assessing financial performance. EBITDA should not be considered in isolation or as a substitute for net earnings, operating income and other consolidated earnings data prepared in accordance with GAAP or as a measure of our profitability. A reconciliation of net income to EBITDA is provided below.

The Company’s management believes that EBITDA and EBITDA as a percentage of sales represent key operating metrics for its business. Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) is a key indicator used by management to evaluate operating performance. While EBITDA is not intended to replace any presentation included in our consolidated financial statements under generally accepted accounting principles (GAAP) and should not be considered an alternative to operating performance or an alternative to cash flow as a measure of liquidity, we believe this measure is useful to investors in assessing our capital expenditure and working capital requirements. This calculation may differ in method of calculation from similarly titled measures used by other companies. A reconciliation of EBITDA to GAAP financial measures for the three month periods ended March 31, 2014 and 2013 is included with this press release below and with the Company’s related Form 8-K.

Reconciliation of GAAP Net Income to Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) (in thousands)

	Three Months Ended
	March 31, 2014	March 31, 2013
Net income	1,877	1,911
Income tax	905	686
Interest expense	805	593
Foreign currency transaction losses (gain)	11	63
Other (income) expense	13	4
Depreciation & Amortization	1,111	864
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$4,722	$4,121
EBITDA % to sales	7.5%	6.9%

Backlog

Backlog is defined as purchase orders that have been received by the Company. The disclosure of backlog aids in the analysis the Company’s customers’ demand for product, as well as the ability of the Company to meet that demand. Backlog is not necessarily indicative of sales to be recognized in a specified future period.

	March 31, 2014	December 31, 2013
Backlog	$100,023	$77,281
3/31/2014 increase v prior period		29.4%

Current Ratio is calculated by dividing current assets by current liabilities.

	March 31, 2014	December 31, 2013
Current Assets	$124,714	$121,803
Current Liabilities	$49,543	$47,930
Current Ratio	2.5	2.5

Days Sales Outstanding, (DSO), is calculated by taking the sum of net trade and related party receivables divided by annualized sales per day (sales for the quarter, multiplied by 4, and the sum divided by 365).

Days Payables Outstanding, (DPO), is calculated by taking the sum of net trade and related party payables divided by annualized cost of sales per day (cost of goods sold for the quarter, multiplied by 4, and the sum divided by 365).

Debt is calculated using the Condensed Consolidated Balance Sheet amounts for current and long term portion of long term debt, capital lease obligations, notes payable and lines of credit. Debt to EBITDA ratio is calculated by dividing total debt at the balance sheet date by trailing twelve month EBITDA.

	March 31, 2014	December 31, 2013
Current portion of long term debt	$8,158	$6,910
Current portion of capital lease obligations	1,772	1,812
Revolving credit facilities	1,834	2,707
Revolving term credit facilities	35,994	37,306
Notes payable – long term	2,234	2,512
Capital lease obligations	2,676	2,984

Debt	$52,668	$54,231

Trailing 12 month EBITDA	$22,084	$21,483
Debt to EBITDA Ratio	2.4	2.5

Interest Cover is calculated by dividing EBITDA (Earnings before interest, tax, depreciation and amortization) for the trailing twelve month period (April 1 to March 31) by interest expense as reported in the Consolidated Statement of Income for the same period.

	12 Month Period April 1, 2013 to March 31, 2014	12 Month Period April 1, 2012 to March 31, 2013
EBITDA	$22,084	$18,688
Interest Expense	3,158	2,403
Interest Cover Ratio	7.0	7.8

Inventory turns are calculated by multiplying cost of goods sold for the referenced three month period by 4 and dividing that figure by inventory as at the referenced period.

Manufacturing Expenses include manufacturing wages, salaries, fixed and variable overhead costs.

Operating Working Capital is calculated using the Consolidated Balance Sheet amounts for Trade receivables (net of allowance) plus other receivables, plus inventories, less Accounts payable. The Company considers excessive working capital as an inefficient use of resources, and seeks to minimize the level of investment without adversely impacting the ongoing operations of the business.

	March 31, 2014	December 31, 2013
Trade receivables (net)	$43,282	$38,170
Other receivables	2,089	1,541
Inventory (net)	74,895	72,734
Less: Accounts payable	28,304	25,763
Total Operating Working Capital	$91,962	$86,682
% of Trailing Three Month Annualized Net Sales	36.7%	33.1%

Trailing Twelve Months EBITDA is calculated by adding the reported EBITDA for the past 4 quarters.

Three Months Ended:	EBITDA
June 30, 2013	5,513
September 30, 2013	5,624
December 31, 2013	6,225
March 31, 2014	4,722
Trailing Twelve Months EBITDA	$22,084

Trailing Three Month Annualized Net Sales is calculated using the net sales for quarter, multiplied by four.

	Three Months Ended
	March 31, 2014	December 31, 2013
Net sales	$62,576	$65,431
Multiplied by 4	4	4
Trailing Three Month Annualized Net Sales	$250,304	$261,724

Working capital is calculated as total current assets less total current liabilities

	March 31, 2014	December 31, 2013
Total Current Assets	$124,714	$121,803
Less: Total Current Liabilities	49,543	47,930
Working Capital	$75,171	$73,873